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                                                                    Exhibit 11.0


               COMTECH TELECOMMUNICATIONS CORP. AND SUBSIDIARIES
               -------------------------------------------------

                COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                -----------------------------------------------
                                  (Unaudited)


                                            Three Months Ended        Six Months Ended
                                                  January                  January
                                             -----------------        -----------------
                                             1996         1995        1996         1995
                                             ----         ----        ----         ----
Net Earnings (Loss)                     $   45,000   $ (398,000)  $ (141,000)  $ (892,000)
-------------------                     ==========   ==========   ==========   ==========

 Computation of weighted average
   number of common equivalent
   shares outstanding during the period:

 Weighted average number of common
   shares                                2,605,344    2,605,344    2,605,344    2,605,344

 Weighted average shares assumed
   to be issued upon exercise of
   common stock option                           -            -            -            -

 Less Treasury Stock                       (15,000)     (15,000)     (15,000)     (15,000)
                                         ----------   ----------   ----------   ----------

 Weighted average number of
   common and common equivalent
   shares outstanding during the
   period                                2,590,344    2,590,344    2,590,344    2,590,344
                                        ==========   ==========   ==========   ==========

Earnings (loss) per share:              $      .02   $     (.15)  $     (.05)  $     (.34)
--------------------------              ==========   ==========   ==========   ==========
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